January 15, 1999



Via Federal Express

Mr. Randall K. Ziegler
10 Cooper Kettle Road
Trumbull, CT  06611

Re:      Separation and Consulting Agreement

Dear Randy:

                  This letter shall constitute the Separation and Consulting Agreement (the "Agreement") between you and Fine Host Corporation (the "Company"). Upon your execution of this Agreement and failure to revoke within the seven-day period described in Section B.7 hereof, this Agreement shall replace any and all prior employment or separation arrangements you may have had with the Company. The effective date of this Agreement shall be the latter of January 15, 1999 or the eighth day following your execution of this Agreement (the "Effective Date"), provided you have not revoked this Agreement prior to such date.

                  A. In consideration of your execution of this Agreement, on and as of the Effective Date:

1. (a) The Company agrees to retain you to provide consulting services to the Company for a term commencing on the Effective Date and terminating nine months thereafter (the "Consulting Term"). During the Consulting Term, you shall, only, as and when reasonably requested by the Company's Group President - Recreation and Leisure, from time to time, act as a consultant and render assistance and participation, giving at all times the full benefit of your knowledge, expertise and background, in all matters involved in or relating to the business of the Company and its subsidiaries. During the Consulting Term you shall work exclusively for the Company unless the Company's Group President - Recreation and Leisure otherwise agrees. You shall report directly to the Company's Group President- Recreation and Leisure. It is expected that you will perform your services out of your home except for such times as the Company's Group President reasonably requires you to travel or be present at the Company's offices. The

Company understands and agrees that during the Consulting Term you may seek employment outside the Company and therefore may be unavailable to perform hereunder if you need to interview for employment.

                  In consideration for your consulting services hereunder, you shall continue to receive your salary of $13,750.00 per month for each month during the Consulting Term, payable in accordance with the Company's normal payroll practices.

                  In addition, you shall receive the additional bonuses set forth below if the following accounts are awarded to the Company during the Consulting Period and you use reasonable best efforts, if requested by the Company, in helping the Company be awarded those accounts:

                           Portland (group of accounts)                $25,000

                           Albuquerque Convention Center               $ 5,000

                           Tulsa Convention Center                     $10,000

                           Wisconsin Center                            $10,000

                  Such payments, if any, shall be made within fifteen (15) days of the Company's receipt of written notification of such awards.

                  You shall be reimbursed for reasonable out-of-pocket expenses incurred by you in connection with consulting services; provided that such expenses shall not exceed $250 without the prior written approval of the Company. Such expenses shall be reimbursed promptly following receipt by the Company of expense reports with accompanying supporting documentation in detail reasonably acceptable to the Company.

2. The Company also agrees to pay you severance for the nine (9) month period following the Consulting Term (the "Severance Period") in the amount of $13,750.00 per month for each month during the Severance Period either (i) payable in accordance with the Company's payroll practices or (ii) payable in lump sum upon the expiration of the Consulting Term (the "Lump Sum Severance") as you elect by sending written notice to the Company prior to the expiration of the Consulting Term.

3. During the Consulting Term you shall continue to receive the Company health and welfare benefits in accordance with Company policy. Also, vacation time will accrue during the Consulting Term in accordance with Company policy. You shall also be entitled to unused carryover vacation periods in accordance with Company policy.

4. During the Severance Period, the Company shall pay all premiums that would otherwise be required of you to obtain the same medical coverage as in effect for you and your dependents immediately prior to the Effective Date in accordance with the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), subject only to your timely election to continue medical coverage through COBRA; provided, that the Company shall have no obligation to pay such premiums beyond the expiration of the Severance Period; and provided further, that the Company shall not be required to pay such premiums in the event you accept employment with any corporation or other entity during the Consulting Term or the Severance Period and such corporation or other entity provides you with medical coverage on terms substantially similar to the benefits provided to you by the Company.

5. During the Consulting Term and the Severance Period the Company shall continue to provide you the vehicle you currently drive in accordance with Company policy, provided however, that the Company shall not be required to pay such allowance (i) once you commence full-time employment with any other corporation or entity during the Consulting Term or the Severance Period, or
(ii) after you elect to be paid the Lump Sum Severance as set forth in Section A2 above.

6. The Company shall also pay you the balance of your 1997 Incentive Bonus equal to thirty-five thousand ($35,000.00) dollars in lump sum at such time as Company employees are paid such bonuses in 1999.

                  7. The Company shall pay, at your request, up to $20,000 for outplacement services upon presentation of appropriate documentation therefor.

                  8. You shall have the right to keep the Company's computer hardware and peripherals and non proprietary software applications, fax machine and cellular telephone you currently utilize for your personal use.

                  9. The Company hereby releases and discharges you, your heirs, successors, assigns, agents, and counsel (collectively, the "Ziegler Releasees") of and from all actions, causes of action, claims, demands, costs, and expenses for damages, known or unknown, which the Company had or now have or may have against you or the Ziegler Releasees, arising at any time up to and including the date of this release and waiver, other than specific claims to enforce the terms of this Agreement.

                  B. In consideration of the above-referenced payments and benefits, you agree as follows:

                  1. Not later than the Effective Date, you shall execute and deliver to the Company a letter of resignation pursuant to which you shall resign as Executive Vice President of the Company, substantially in the form of Exhibit A hereto.

2. It is understood that during the course of your employment you have been exposed to material and information which is confidential to the Company. All such material and information, whether tangible or intangible, made available, disclosed or otherwise known to you by reason of your prior employment with the Company shall be considered the sole property of the Company, shall be used by you only for the benefit of the Company and shall not be disclosed to others except with the Company's prior approval. Notwithstanding the foregoing, the Company acknowledges that you may call upon clients of the Company after the Consulting Term, provided that you do not violate the terms of this Agreement by disclosing the Company's confidential information or disparaging the Company or acting in a way which would constitute tortitious behavior or otherwise violate the law. This obligation of confidentiality shall survive the termination of this Agreement. Upon the termination of the Consulting Term, you shall promptly return all material data and documents which you may then have in your possession as a result of your services to the Company, except for data and documents relating to your service as a member of the Board of Directors, which you may maintain.

3. During the Consulting Term, except with the prior written consent of the Company, you shall not (whether as an officer, director, owner, employee, consultant, partner or other direct or indirect participant) engage in any Competitive Business. "Competitive Business" shall mean the provision of contract food services. For the nine (9) month period following the Effective Date, you shall also not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its subsidiaries and any account, customer, supplier or employee of the Company or any of its subsidiaries.

                  4. During the nine (9) month period following the Effective Date, except with the prior written consent of the Company, you will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any person employed at the time by the Company or any of its subsidiaries.

                  5. You shall be entitled to terminate the Consulting Services at any time upon 14 days' written notice to the Company. Effective as of the date of such termination, you shall no longer be obligated under Section B.3 hereof, but shall continue to receive payments from the Company throughout the balance of the Consulting Term as well as the Severance Period.

6. You hereby release and discharge forever the Company, and all of its predecessors, successors, and assigns, all of the Company's divisions, subsidiaries, facilities, parents, related or affiliated entities, and all of its current and former officers, directors, shareholders, employees, insureds, agents, and counsel, including, without limitation, any and all current and former management and supervisory employees (collectively, the "Released Parties") of and from all actions, causes of action, claims, demands, costs, and expenses for damages, known or unknown, which you had or now has or may have against the Company or any of the other Released Parties, arising at any time prior to the date of this release and waiver. This release includes, but is not limited to, (a) any claim of discrimination or retaliation on any basis, including, without limitation, age, sex, race, color, national origin, religion, handicap or disability, pension qualification, marital status, sexual preference or orientation, political affiliation, or appearance, under any federal, state, city or local statute, ordinance, order, or law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Worker's Benefit Protection Act of 1990, the Equal Pay Act, the Pregnancy Discrimination Act of 1978, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, as all may have been from time-to-time amended; (b) any claim related to your resignation from your employment as Executive Vice President of the Company or any subsidiary of the Company and/or any refusal by the Company to reemploy you, and any other claim by you against the Released Parties under any federal, state, or local statute, law, or ordinance; and (d) any claim under any contract, tort, or any other state, local or federal statutory or common law, including but not limited to any claim that the Released Parties, jointly or severally, breached any contract or promises, express or implied, or any term or condition of your employment, and any claim for promissory estoppel or wrongful or constructive discharge arising out of your employment with the Company or any of the Released Parties and/or your resignation from such employment. This Agreement is intended to cover all possible legal and/or equitable relief, including, without limitation, reinstatement, future right to reemployment, wages, backpay, frontpay, benefits, perquisites, compensatory damages, punitive damages for loss of consortium, and attorneys' fees. However, this release and waiver shall not apply to claims by you against the Company or the Released Parties to enforce the terms of this Agreement. Further, you are not giving up your right to file for unemployment insurance benefits at the appropriate time if you so choose, and your signing of this release will not affect your rights, if any, to coverage by worker's compensation insurance.

                  7. You will have twenty-one (21) days from the date you receive this Agreement (including the release contained herein) to consider and sign. If you do not sign and return this Agreement within such 21 day period, the Company will consider your action a refusal to sign, and you will not be entitled to the consideration described above. If you do sign this document, it will not be effective for a period of seven days thereafter, during which time you can change your mind and revoke your signature. To revoke your signature, you must notify the Company in writing within seven days of the date you signed it. In the event you revoke your signature you will not be entitled to the consideration described above.

                  8. This Agreement shall be binding on, and for the benefit of your heirs, the successors and assigns of the parties hereto. The benefits payable hereunder shall survive your death or disability.

                  9.  Unless   disclosure  is  required  by  applicable  law  or
regulation, you and the Company will keep the terms of this Agreement confidential. Neither party will take any action that is intended to, or would reasonably be expected to, harm either you or the Released Parties or impair their reputations or lead to unwarranted or unfavorably publicity regarding you or the Released Parties.

                  10. If any provision of this Agreement is declared invalid or unenforceable, the remaining portions of the Agreement shall not be affected thereby and shall be enforced.
                  11. This Agreement shall be governed by the laws of the State of Connecticut without regard to conflict of laws principles.

                  12. The Company agrees to pay reasonable legal fees you incur in connection with the negotiation and execution of this Agreement of up to $4,000.00.

                  13. You shall receive the benefits set forth in Paragraphs A1, A2 and B5 whether or not you are employed by any other corporation or other entity.

                  14. This will confirm that the Company will continue to indemnify you to the fullest extent permitted under Section 145 of the Delaware General Corporation Law.



                  Please acknowledge your understanding of and agreement to the provisions of this Agreement by signing and dating the statement below.

Very truly yours,





Ellen Keats
Senior Vice President
Fine Host Corporation

MY SIGNATURE BELOW ACKNOWLEDGES THAT I HAVE READ THE ABOVE, UNDERSTAND WHAT I AM SIGNING AND AM ACTING OF MY OWN FREE WILL. I UNDERSTAND THAT IF ANY PROVISION OF THIS AGREEMENT IS FOUND TO BE INVALID OR UNENFORCEABLE, IT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION. I UNDERSTAND THAT THIS AGREEMENT AND ITS TERMS REPLACE IN ALL RESPECTS ANY PRIOR EMPLOYMENT ARRANGEMENTS I MAY HAVE HAD WITH THE COMPANY. I FURTHER AGREE THAT THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT. THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY, AND I HAVE DONE SO, PRIOR TO SIGNING THIS AGREEMENT.



SIGNATURE:                                              DATE: JANUARY_____, 1999
                     Randall K. Ziegler

                                                                       EXHIBIT B

                                   Resignation



         I hereby resign as Executive Vice President of Fine Host Corporation and as director and officer of all its subsidiaries effective as of January 15, 1999.






                                                              Randall K. Ziegler